Contact:	Kelly Tacke Executive Vice President and Chief Financial Officer (972) 991-2422

PALM HARBOR HOMES, INC. REPORTS
SECOND QUARTER FISCAL 2011 RESULTS

DALLAS, Texas (November 15, 2010) ─ Palm Harbor Homes, Inc. (NASDAQ: PHHM) today reported financial results for the second quarter and first six months of fiscal 2011 ended September 24, 2010.

Overview

Net sales for the second quarter of fiscal 2011 totaled $66.3 million compared with $74.8 million in the year-earlier period.  Palm Harbor reported an operating loss of $7.3 million for the second quarter of fiscal 2011 compared with an operating loss of $6.6 million for the second quarter of fiscal 2010.  Net loss for the second quarter of fiscal 2011 totaled $10.9 million, or ($0.48) per share, compared with a net loss of $10.4 million, or ($0.45) per share, a year ago

Net sales for the first six months of fiscal 2011 were $150.6 million compared with $157.2 million in the year-earlier period.  Net loss for the first half of fiscal 2011 totaled $16.7 million, or ($0.73) per share, compared with a net loss of $20.4 million, or ($0.89) per share, in the first half of fiscal 2010.

Operating Results

“Our results for the second quarter of fiscal 2011 reflect the economic environment and the extremely challenging market conditions for the housing industry, “said Larry Keener, chairman and chief executive officer of Palm Harbor Homes Inc.  “While the total number of factory-built homes sold increased through the first six months of fiscal 2011, retail demand declined following the expiration of the homebuyer tax credit, affecting our overall sales for the second quarter.  In addition, we lost approximately $4.0 million in retail sales in September due to severe tropical storms delaying a significant number of Texas deliveries.

“Average selling prices have also dropped through this environment as a result of lower appraisal values and consumer demand for less expensive homes,” added Keener.  “However, even with the decline in selling prices, we maintained solid margins as a result of our restructuring actions over the past 18 months to reduce our operational overhead.  We had 54 operating retail locations at the end of the second quarter compared with 78 locations a year ago.  Through the first half of fiscal 2011, we have reduced our selling, general and administrative (SG&A) costs by 11 percent from the same period a year ago.  We achieved this while incurring an additional $1.9 million in SG&A in the second quarter related to the write-down of assets associated with closed facilities. We have remained diligent in our efforts to carefully manage our costs and maintain solid margins.

“Our financial services operations have continued to support our business through this volatile environment. Standard Casualty, our insurance subsidiary, has remained a consistent performer with steady growth in policies and outstanding renewal rates.  CountryPlace Mortgage, our mortgage lending subsidiary, has continued to expand its ability to profitably originate conforming mortgages, with loan originations up 32 percent through the first half of fiscal 2011. CountryPlace is an approved Fannie Mae and Ginnie Mae seller servicer, and has also expanded its platform to include loans for small commercial banks, realtors and independent site-builders,” said Keener.

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15303 Dallas Parkway, Suite 800, Addison, TX 75001 • Voice: (972) 991-2422 • Fax: (972) 991-5949 www.palmharbor.com

PHHM Second Quarter Fiscal 2011 Results

November 15, 2010

Business Outlook

“While we have continued to address the dynamics of a difficult market, we are facing significant challenges. The Company is experiencing severe liquidity constraints and has amortization and other debt service requirements.  As such, we are currently in discussions with potential lenders, as well as other strategic parties.  The Company is also reviewing and preparing for other available alternatives, including debtor-in-possession financing, a possible sale of assets, and a proceeding under Chapter 11 of the U.S. Bankruptcy Code to facilitate such a transaction,” stated Keener.

Financing Status

The Company has been in default under its floor plan financing facility with Textron Financial Corporation (Textron) due to the following reasons: The Company failed to reduce its outstanding borrowings under the facility to $32 million, it has exceeded the maximum permissible loan-to-collateral coverage ratio at September 24, 2010, of 62 percent by having a ratio of approximately 70 percent, and the Company has sold approximately $6.76 million of homes, which funds should have been paid to Textron, but were not paid.  Effective November 3, 2010, through November 19, 2010, Textron granted a waiver of default to the Company with respect to these matters. The waiver automatically extends through November 26, 2010, if the waiver has not earlier terminated, if certain minimum finished goods inventory levels and maximum sold, but unpaid, homes levels are achieved.

The Company has a $0.9 million interest payment due today, November 15, 2010, on its 3.25 percent Convertible Senior Notes due 2024.  Because of the Company’s severe liquidity constraints, the Company is unable to make the payment.  The Notes have a 30-day cure period.

Palm Harbor Homes is one of the nation's leading manufacturers and marketers of multi-section manufactured homes.  The Company markets nationwide through vertically integrated operations, encompassing manufacturing, marketing, financing and insurance.  For more information on the Company, please visit www.palmharbor.com.

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  These projections and statements reflect the Company's current views with respect to future events and financial performance.  No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.  A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission.

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PHHM Second Quarter Fiscal 2011 Results

November 15, 2010

PALM HARBOR HOMES, INC.
Statements of Operation

(Dollars in thousands, except per share data)
For the second quarter and six months ended September 24, 2010 and September 25, 2009
	Second Quarter Ended		Six Months Ended
	Sept. 24,	Sept. 25,	Sept. 24,	Sept. 25,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Net sales	$66,299	$74,797	$150,644	$157,218
Cost of sales	50,587	56,784	116,339	119,881
Gross profit	15,712	18,013	34,305	37,337
Selling, general and administrative expenses	23,059	24,657	43,606	49,035
Loss from operations	(7,347)	(6,644)	(9,301)	(11,698)

Interest expense	(4,573)	(4,054)	(8,777)	(9,018)
Other income	1,060	211	1,594	439
Loss before income taxes	(10,860)	(10,487)	(16,484)	(20,277)
Income tax benefit (expense)	(80)	91	(182)	(97)

Net loss	$(10,940)	$(10,396)	$(16,666)	$(20,374)

Loss per common share:
Basic and diluted	$(0.48)	$(0.45)	$(0.73)	$(0.89)

Weighted average common shares outstanding:
Basic and diluted	22,975	22,875	22,975	22,875

Condensed Balance Sheets

(Dollars in thousands)
September 24, 2010 and March 26, 2010
	Sept. 24,	March 26,
	2010	2010
Assets	(Unaudited)
Cash and cash equivalents	$9,547	$26,705
Trade accounts receivables	17,679	18,533
Consumer loans receivable, net	168,887	176,143
Total Inventories	57,579	60,303
Property, plant and equipment, net	24,608	27,251
Other assets	45,871	48,818
Total Assets	$324,171	$357,753

Liabilities and Shareholders' Equity
Accounts payable and accrued liabilities	$57,822	$60,700
Floor plan payable	34,006	42,249
Construction lending lines	4,926	3,890
Securitized financings	114,201	122,494
Virgo debt, net	18,195	18,518
Convertible debt, net	51,918	50,486
Total shareholders' equity	43,103	59,416
Total Liabilities and Shareholders' Equity	$324,171	$357,753

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PHHM Second Quarter Fiscal 2011 Results

November 15, 2010

PALM HARBOR HOMES, INC.
Quick Facts

	Second Quarter Ended		Six Months Ended
	Sept. 24,	Sept. 25,	Sept. 24,	Sept. 25,
	2010	2009	2010	2009
FACTORY-BUILT HOUSING:
Company-owned superstores and
builder locations:
Beginning	56	81	55	86
Added	-	-	1	-
Closed	(2)	(3)	(2)	(8)
Ending	54	78	54	78

Factory-built homes sold through:
Company-owned superstores and
builder locations	495	596	1,217	1,176
Independent dealers, builders and developers	223	170	418	319

Total factory-built homes sold	718	766	1,635	1,495

Factory-built homes sold as:
Single-section	194	171	450	305
Multi-section	366	431	834	853
Modular	158	164	351	337

Total factory-built homes sold	718	766	1,635	1,495

Commercial buildings sold:
Number of commercial buildings sold	33	11	44	40
Net sales from commercial buildings sold (in 000’s)	$3,819	$1,735	$4,545	$9,644

Average sales prices:
Manufactured housing – retail	$63,000	$67,000	$66,000	$68,000
Manufactured housing – wholesale	$43,000	$51,000	$46,000	$53,000
Modular housing – consumer	$162,000	$168,000	$159,000	$168,000
Modular housing – builder and developer	$73,000	$73,000	$72,000	$74,000

Homes produced	790	716	1,621	1,372
Internalization rate (residential manufactured
and modular)	68%	75%	73%	74%

FINANCIAL SERVICES
Loan originations
CPM	95	81	189	143

Insurance penetration:
Warranty	80%	85%	81%	88%
Physical damage	69%	68%	70%	68%

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